Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "GREENWAVE TECHNOLOGY SOLUTIONS, INC.", FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF DECEMBER, A.D. 2021, AT 4:36 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

5325528 8100
SR# 20214124916

Authentication: 205007467
Date: 12-16-21

CERTIFICATE OF ELIMINATION
OF
SERIES C CONVERTIBLE PREFERRED STOCK
OF
GREENWAVE TECHNOLOGY SOLUTIONS, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Greenwave Technology Solutions, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), certifies as follows:

FIRST: Resolutions were adopted by the Board of Directors of the Corporation (the "Board"), which resolutions are set forth in that certain Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock of Greenwave Technology Solutions, Inc. filed with the Delaware Secretary of State on July 18, 2019 (the "Series C Certificate of Designations"), providing for and authorizing issuance of 1,000 shares of preferred stock of the Corporation, par value $0.001 per share, designated as Series C Preferred Stock (the "Series C Preferred Stock").

SECOND: None of the authorized shares of the Corporation's Series C Preferred Stock are outstanding and none will be issued subject to the Series C Certificate of Designations with respect to such series.

THIRD: Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the "DGCL"), on December 16, 2021, the Board adopted the following resolutions:

> RESOLVED, that, as of the date hereof, no shares of the Series C Preferred Stock are outstanding and no shares of the Series C Preferred Stock will be issued subject to the Series C Certificate of Designations; and it is further
>
> RESOLVED, that when a certificate setting forth this resolution becomes effective, it shall have the effect of eliminating from the Corporation's Second Amended and Restated Certificate of Incorporation all matters set forth in the Series C Certificate of Designations with respect to the Series C Preferred Stock; and it is further

FOURTH: Accordingly, pursuant to the provisions of Section 151(g) of the DGCL, the Series C Certificate of Designations and all references to the Series C Preferred Stock in the Corporation's Second Amended and Restated Certificate of Incorporation hereby are eliminated, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of preferred stock of the Corporation, without designation as to series.

FIFTH: This Certificate of Elimination shall not affect the total number of authorized shares of common of the Company or the total number of authorized shares of preferred stock of the Company

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by Danny Meeks, its Chief Executive Officer, this 16th day of December, 2021.

GREENWAVE TECHNOLOGY SOLUTIONS, INC.

By: /s/ Danny Meeks
Name: Danny Meeks
Title: Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:36 PM 12/16/2021
FILED 04:36 PM 12/16/2021
SR 20214124916 - File Number 5325528